Exhibit 99.1

International Headquarters
5221 North O’Connor Blvd.
Suite 500
Irving, Texas 75039	News Release
Phone: 972.869.3400
Fax: 972.443.1701

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Announces 61% Increase in Third Quarter 2006 Pre-tax Income

Irving, Texas, October 17, 2006 Thomas Group, Inc. (NasdaqCM:TGIS), a leading operational consulting firm, today announced third quarter 2006 net income of $3.0 million, or $0.27 per diluted share, on revenues of $15.9 million, compared to net income of $2.7 million, or $0.25 per diluted share, on revenues of $11.8 million for the third quarter of 2005.   Third quarter 2006 income from continuing operations increased 61% to $4.5 million compared to $2.8 million in the third quarter of 2005.  For the first nine months of 2006, income from continuing operations before income taxes increased 86% to $11.7 million compared to $6.3 million for the first nine months of 2005.

“Although we manage our business for long-term success, I am pleased with our continued increases in quarterly revenue and earnings per share, “ said Jim Taylor, CEO. “Our profitability increases as we leverage existing S,G&A against increasing revenue, while maintaining our gross margin through high utilization of our Resultants. I remain confident in our ability to sustain profitable, organic growth. This growth will come from expanding the skill sets and subject matter expertise of our Resultants, as we continue to grow as Knowledge Leaders.”

Third Quarter and First Nine Months 2006 Financial Performance:

Revenue:  Revenue for the third quarter of 2006 was $15.9 million, which represents a $4.1 million increase, or 35%, from the third quarter of 2005. Revenue for the first nine months of 2006 was $44.7 million, which represents a $13.3 million increase, or 42%, over the first nine months of 2005. For the first nine months of 2006, revenue from commercial clients represented 7% of total revenues, as compared to 4% in the first nine months of 2005.

Gross Margins: Gross profit margins for the third quarter of 2006 were 55%, compared to 56% for the third quarter of 2005. Gross profit margins for the first nine months of 2006 were 53% compared to 54% for the first nine months of 2005. The decrease in 2006 gross margin relates primarily to the accrual for year-end bonuses.

Selling, General & Administrative (S,G&A):  S,G&A costs for the third quarter of 2006 increased $0.5 million to $4.3 million from $3.8 million in the third quarter of 2005, but decreased as a percentage of revenues to 27% compared to 32% in 2005. This increase in dollars is primarily due to a $0.3 million increase in stock-based compensation and a $0.2 million increase in legal and recruiting costs. For the first nine months of 2006, S,G&A costs increased $2.0 million to $12.1 million and 27% of revenue from $10.1 million and 32% of revenue in the first nine months of 2005. Although the percentage of revenue decreased, the dollar increase is primarily due to a $1.0 million increase in stock-based compensation, $0.4 million in legal and recruiting costs, $0.3 million in commercial selling and marketing costs, $0.1 million in sales commissions on increased revenue and $0.2 million in other costs.

Cash Flow:  For the first nine months of 2006, net cash provided by operating activities was $8.1 million, compared to $5.2 million for the first nine months of 2005.  The increase in net cash provided is primarily due to 2006 profits in excess of 2005 profits. Cash used for investing activities consisted primarily of upgrades to office equipment and software and totaled $272,000 for the first nine months of 2006 compared to $75,000 for the first nine months of 2005. Cash used for financing activities for the first nine months of 2006 was $1.1 million, consisting of $1.9 million in dividends paid offset by $0.8 million in cash received and tax benefit realized from the exercise of stock options. In the first nine months of 2005, net cash used in financing activities was $2.8 million, comprised of $1.8 million used to repay debt, $1.3 million used to repurchase all outstanding warrants, offset by $0.3 million generated from the issuance of common stock upon the exercise of outstanding options and warrants. For the first nine months of 2006, the net change in cash was a net increase of $6.7 million, compared to a net increase of $2.4 for the first nine months of 2005.

Income Taxes:  The Company’s annual effective tax rate (ETR) for 2006 is estimated to be approximately 34%, compared to an ETR of approximately 3% in 2005 due to utilization of net operating loss carryforwards (NOL) in that year. As a result of this rate differential, third quarter 2006 income taxes of $1.5 million, or $0.14 per diluted share, compares unfavorably to $89,000, or $0.01 per diluted share in the third quarter of 2005. For the first nine months of 2006, income taxes were $3.9 million, or $0.36 per diluted share, compared to $0.2 million, or $0.02 per diluted share in the first nine months of 2005.

Business Development:  During the third quarter of 2006, the Company signed $11.1 million in new and extended business, pushing the total for 2006 to $41.2 million.  For the year, 92% of bookings have been US government contracts and 8% have been commercial contracts.

Backlog:  At September 30, 2006, the Company had signed backlog of $11.8 million. Of this amount, $7.3 million is contracted for 2006, with the remaining $4.5 million contracted for 2007.  Backlog does not include extensions or option periods, and therefore does not always represent the full scope of the clients’ commitment to Thomas Group. However, backlog does accurately represent the portion that has been contracted for in writing.

***

Thomas Group, Inc. (NasdaqCM:TGIS) is an international, publicly traded operational consulting firm.  Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability.  Known as The Results CompanySM, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise.  Thomas Group has offices in Dallas, Detroit, and Hong Kong.  For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s filings from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2005.  Except as required by law, the Company expressly disclaims any intent or obligation to update any forward looking statements.

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Thomas Group, Inc.

Selected Consolidated Financial Data

(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
	In thousands, except per share data

Consulting revenue before reimbursements	$15,693	$11,763	$44,302	$31,333
Reimbursements	166	23	423	29
Total revenue	15,859	11,786	44,725	31,362
Cost of sales before reimbursable expenses	6,961	5,210	20,744	14,284
Reimbursable expenses	166	23	423	29
Total cost of sales	7,127	5,233	21,167	14,313
Gross profit	8,732	6,553	23,558	17,049
Selling, general and administrative	4,326	3,818	12,124	10,129
Sublease (gain) loss	—	—	(16)	610
Operating income	4,406	2,735	11,450	6,310
Interest income (expense), net	118	21	244	(49)
Income from continuing operations before income taxes	4,524	2,756	11,694	6,261
Income taxes	1,510	89	3,931	187
Income from continuing operations	3,014	2,667	7,763	6,074
(Gain)/Loss on discontinued operations, net of related income taxes	(4)	4	(1)	404
Net income	$3,018	$2,663	$7,764	$5,670

Earnings per share:
Basic:
Income from continuing operations	$0.28	$0.25	$0.72	$0.58
Loss on discontinued operations, net of tax effect	—	—	—	0.04
Net income	$0.28	$0.25	$0.72	$0.54
Diluted:
Income from continuing operations	$0.27	$0.25	$0.71	$0.57
Loss on discontinued operations, net of tax effect	—	—	—	0.04
Net Income	$0.27	$0.25	$0.71	$0.53

Weighted average shares:
Basic	10,962	10,655	10,791	10,465
Diluted	11,109	10,784	11,002	10,649

Selected Revenue Data

	Three Months		Nine Months Ended
	Ended September 30,		September 30,
	2006	2005	2006	2005
	Amounts in thousands
North America	$15,818	$11,786	$44,654	$31,333
Europe	—	—	—	—
Asia/Pacific	41	—	71	29
Total Revenue	$15,859	$11,786	$44,725	$31,362

	September 30, 2005	December 31, 2005
	(unaudited)
	Amounts in thousands
Cash	$10,144	$3,481
Trade Accounts Receivables	10,064	8,382
Total Current Assets	21,469	12,451
Total Assets	22,083	13,031
Total Current Liabilities	6,491	4,340
Total Liabilities	6,495	4,614
Total Stockholders’ Equity	$15,588	$8,417